Exhibit 10.1

April 7, 2025

Luis Alvarado

Dear Lou,

On behalf of Newmark Partners, L.P. (the “Company”), I am pleased to memorialize important terms and conditions of your continued employment with the Company or an Affiliate (as defined herein) thereof providing services to the Company and its Affiliates as the Chief Operating Officer of Newmark Group, Inc. (“Newmark”) or in such other position as the Company may determine. This offer letter (inclusive of Exhibit A) (the “Offer Letter”) supersedes and replaces the services agreement between you and Newmark of Massachusetts, LLC, dated as of October 21, 2015.

Title & Duties:

You will: (A) serve as the Chief Operating Officer of Newmark, subject to the continued approval of the Board of Directors of Newmark; (B) report to the Chief Executive Officer and Chairman of Newmark (or the successor equivalent); and (C) perform such duties and assignments as the Chief Executive Officer and/or the Chairman (if applicable) shall direct in furtherance of the Company (including any successors and assigns) and its Affiliates. During your employment with the Company, you shall, except during customary vacation periods and periods of illness, devote substantially all of your business time, attention and energies to the performance of your duties and to the business and affairs of the Company and its Affiliates and to promoting the best interests of the Company and its Affiliates, and you shall not, either during or outside of such normal business hours, directly or indirectly, engage in any activity inimical to such best interests.

Compensation & Benefits:

A.	Salary: The Company will pay you an annualized salary of One Million Dollars ($1,000,000), less all applicable state, federal, and other taxes and applicable withholdings (the “Salary”). The Salary will be payable in accordance with the Company’s payroll practices in effect at the time.

B.	Discretionary Bonus: You may be eligible to receive a discretionary bonus from the Company from time to time based on the Company’s overall financial performance, your performance, and such other factors deemed relevant by the Company in its sole discretion (any such bonus, a “Discretionary Bonus”). To the extent you are a named executive officer of Newmark, such Discretionary Bonus shall be subject to the approval of, and satisfactory achievement by you of such performance goals or targets as may be established by, the Compensation Committee of the Board of Directors of Newmark (the “Compensation Committee”) in its absolute discretion from time to time. The award, amount, form (e.g., cash, non-cash (such as equity), etc., or any combination thereof), and distribution of any such Discretionary Bonus will be in the sole and absolute discretion of the Company (or Compensation Committee, if applicable), and any such Discretionary Bonus shall be subject to the terms of the applicable documentation under which the Discretionary Bonus (if any) is awarded. It is a condition precedent to your earning and/or receipt of any such Discretionary Bonus (or any portion thereof) that you are Eligible[1] as of the applicable payment, distribution, grant, and/or vesting date, and any Discretionary Bonus is subject to satisfaction of the performance targets established by the Compensation Committee (if applicable). Any Discretionary Bonus distribution, if made, shall be less all applicable withholdings and deductions. The Company’s distribution of any Discretionary Bonus does not create an obligation, contractual or otherwise, to pay you any future bonuses.

1	"Eligible” means that, as determined by the Company, you (i) are performing substantial services for the Company or an entity, whether now existing or hereafter arising, that directly or indirectly, through one or more intermediaries, controls or is controlled by or under common control with the Company (each such entity, an “Affiliate”) and (ii) have not breached your obligations under this Offer Letter or any agreement between you and the Company or any Affiliate.

C.	Expenses: You will continue to be provided with one parking space at the Company’s expense for so long as the Company provides such parking spaces to similarly situated employees and you will continue to be reimbursed for your commercially reasonable monthly cell phone expenses so long as such expenses are incurred in connection with your duties hereunder and in accordance with Company policies. Any other reimbursement for your business expenses shall be subject to, and in accordance with the Company policies (which may be modified or amended as determined by the Company from time to time).

D.	Regular Full-Time Benefits: In addition to your compensation, you may continue to take advantage of various benefits the Company offers. Participation in the corporate benefits package, which includes vacation leave, medical, dental, vision, life, and disability insurance and a 401(k) plan. These benefits are subject to a formal plan, and eligibility to participate in and receive any particular benefit is governed solely by the applicable legal plan document. These benefits and the governing terms may be modified or changed from time to time at the sole discretion of the Company.

Restrictive Covenants:

A.	Non-Compete. During your employment, you will not, alone or with others, directly or indirectly, participate, engage, render services to or become interested in (as owner, stockholder, partner, lender or other investor, director, officer, employee, consultant or otherwise) any business activity, person or entity that is in competition with, or otherwise related to or arises from, any then current, or contemplated real-estate related, business of the Company or any then Affiliate (“Competitive Activity”). Notwithstanding the foregoing, nothing herein shall prohibit you from, in accordance with Company policies, investing any of your own personal funds in owning commercial real property, if such investments do not conflict with any of your duties and obligations under this Offer Letter and, upon request, are disclosed in writing to the Company; and you (i) provide Newmark the opportunity to earn any service and management fees generated in connection with such real estate investments (excluding single family properties) where the value of the property exceeds $10,000,000 in which you have a controlling interest or control over the decision to the extent that Newmark then provides such services at competitive rates and on commercially reasonable terms and conditions; and (ii) use reasonable efforts to provide Newmark the opportunity to earn any service and management fees generated in connection with such real estate investments (excluding single family properties) where the value of the property exceeds $10,000,000 in which you do not have a controlling interest or control over the decision to the extent that the Company or Affiliate then provides such services at competitive rates and on commercially reasonable terms and conditions (the “Permitted Activities”). Because the business activities of the Company and Affiliates are worldwide, no geographical limitation on the scope of Competitive Activity exists.

B.	Client Non-Solicit. During your employment with the Company and for a period of twelve (12) months after your termination date, you will not, either directly or indirectly, for any reason whatsoever, alone or with others (whether as an employee, employer, trustee, consultant, agent, principal, partner, corporate officer, director, creditor, owner or shareholder, or in any other individual or representative capacity): (i) solicit or entice away any client or Prospective Client of the Company or any Affiliate; or (ii) perform services for, or engage in any transaction, project, or arrangement with, any client or Prospective Client of the Company or any Affiliate. For purposes of this Agreement, a “Prospective Client” shall be defined as any potential client being developed or pursued by you and/or the Company or Affiliate (and you were, or reasonably should have been, aware of this) as of, or within one hundred eighty (180) days of, the termination date.

C.	Employee Non-Solicit. During your employment with the Company and for a period of twenty-four (24) months after your termination date, for any reason whatsoever, you shall not, alone, or with others, directly or indirectly: (i) solicit, hire, affiliate for profit with, or retain for your benefit or the benefit of any person or organization other than the Company or any Affiliate, the employment or other services of (y) any person or entity employed by, associated with, or serving as a consultant or independent contractor of, the Company or any current or future Affiliate, or (z) any person or entity who was employed by or served as a consultant or independent contractor of the Company or any current or future Affiliate at any time during the six (6) month period prior to the act or attempt to solicit, hire, associate with or retain such person, or (ii) encourage, solicit, influence or induce any such person to terminate or leave his or her employment or other remunerative relationship with the Company or any current or future Affiliate.

At-Will Employment; Notice: Your employment with the Company will be at-will, which means that you or the Company may terminate your employment relationship with or without Cause2, at any time, with or without notice, and for any reason, except that if you resign from your employment with the Company, you agree to provide six (6) months advance written notice of your resignation to both the Company’s then-current Chief Executive Officer and General Counsel, and if the Company terminates your employment, the Company agrees to provide you six (6) months advance written notice of your termination without Cause (other than by reason of your death or disability) (such period, under such applicable circumstances, is the “Notice Period”). During the Notice Period, you shall continue to be an employee of the Company and receive your then-current salary and benefits, but you shall not receive any other compensation (including, without limitation, you shall not receive any payment, grant, or vesting (as applicable) of any deferred or non-cash compensation, if any). In addition, during the Notice Period, you will abide by your employee obligations and assist in the transition of your responsibilities, unless directed otherwise by the Company. The Company shall have the right, in its sole discretion, to direct you to cease working during some or all of the Notice Period and/or to shorten or eliminate the Notice Period and accelerate your termination date and pay an amount following your termination equal to your then-current salary covering the time period between the termination date and your remaining Notice Period under the terms therein.

2	“Cause” means your: (i) fraud, embezzlement, theft, dishonesty, or any misappropriation of any amount of money or other assets or property of the Company or any of its Affiliates; (ii) breach of your fiduciary duties as an officer, trustee, or employee of the Company or any of its Affiliates; (iii) breach of any of the provisions of this Offer Letter (which are deemed to include, but are not limited to, failure to follow any lawful direction of the Chief Executive Officer, failure to maintain any regulatory approvals or licenses necessary to perform your duties, and failure to comply with any restrictive covenant that, to the extent curable, is not cured within ten (10) business days of written notice to you from the Company; (iv) serious misconduct in connection with or affecting the business of the Company or any Affiliate; (v) serious neglect or gross negligence in performing your duties hereunder; and (vi) a crime under U.S. Federal, state or local laws or any applicable foreign laws (including any pleas of nolo contendere).

Additional Terms: Additional current terms and conditions of your employment are described in Exhibit A.

This Offer Letter, together with the Dispute Resolution Policy and Agreement and the Confidentiality and Intellectual Property Agreement referenced below, contains the entire agreement of the parties with respect to the subject matter hereof and supersedes any and all prior agreements and understandings, written or oral, between the parties. No waiver or modification of any term shall be deemed to be a subsequent waiver or modification of the same or any other term, covenant or condition in this Offer Letter or may be binding upon the Company unless expressly modified in writing and signed by a duly authorized officer of the Company. Nothing contained in this Offer Letter should be construed as creating any kind of guarantee of employment with the Company, and the Company may, in its sole discretion, change any of the terms and conditions of your employment.

This Offer Letter shall be effective only when executed both by the Company and you and upon such shall be binding and enforceable. The Offer Letter in unsigned form does not become an offer of any kind and does not become capable of acceptance until executed by you, and at such time, the Offer Letter is capable of acceptance by signature by an official at the Company. This Offer Letter is intended to inure to the benefit of the parties hereto and their respective successors, permitted assigns, heirs, executors and administrators.

Please indicate your agreement to accept this offer on the above terms by signing this letter, and returning it to me.

Yours truly,

/s/ Barry Gosin
Barry Gosin
Chief Executive Officer

AGREED AND ACCEPTED:

/s/ Luis Alvarado
LUIS ALVARADO DATE

[Offer Letter Agreement between Luis Alvarado and Newmark Partners, L.P., dated April 7, 2025]

EXHIBIT A

Additional Terms and Conditions of Employment

A.	You acknowledge that you have been provided with the Company’s Employee Handbook (the “Handbook”) and associated documentation, which describes some of the Company policies and procedures, which you were required to execute. By doing so, you acknowledged that you agree to abide by all Company policies. In order to retain necessary flexibility in the administration of policies and procedures, the Company reserves the right to change, revise or eliminate any of the policies, and/or benefits described in the Handbook at any time, in its sole, absolute discretion. The Handbook is not an employment contract and it is not intended to create contractual obligations of any kind by the Company. You also agree to execute (to the extent that you have not already done so) and abide by the Company’s Dispute Resolution Policy and Agreement and the Company’s Confidentiality and Intellectual Property Agreement, both of which are incorporated as part of this Offer Letter.

B.	You represent, warrant and covenant that: (i) you shall use your best efforts to advance the interests of Company; (ii) you will maintain the highest standards of honesty and fair dealing in your work for Company and any Affiliate; (iii) you shall devote all of your business time, attention, and energies to the performance of your duties and to the business and affairs of the Company and to promoting the best interests of the Company, and you shall not, either during or outside of normal business hours, directly or indirectly, engage in any activity inimical to such best interests; (iv) you agree that you will provide formal written notice to the Company and receive formal written approval from the Company prior to engaging in outside work activities or make non-passive investments during your employment with the Company that may present a conflict of interest with the Company or any Affiliate; (v) you possess and will maintain all licenses, permits and qualifications necessary to perform your duties hereunder; and (vi) by performing your duties hereunder, you will not breach any agreement, or obligation to not disclose confidential information, including but not limited to, client lists, trade secrets or any agreement regarding any former employer, and your employment with the Company does not breach or conflict with any non-solicitation, non-competition agreement or restrictive covenant of any kind, to which you may be subject to or are a party.

C.	You acknowledge that during your employment you will have access to and become acquainted with the confidential records of the Company and its Affiliates (as defined herein). You covenant and agree that during your employment and afterwards, you shall keep strictly confidential all information that you presently possess or that you may obtain during the course of your employment or any consulting arrangement with the Company or its Affiliates. This includes, but is not limited to, its client information, trade secrets, copyrights, patents, trademarks, service marks, source code, business practices, finances, developments, affairs, records, data, formulae, documents, intangible rights, other intellectual property and other confidential information (collectively, “Confidential Information”) of the Company or an Affiliate, or information about the Company or any Affiliate not generally known to the public and not disclose the same, directly or indirectly, to any other person, Company or corporation or utilize the same, except solely in the course of performing your duties on behalf of the Company and its Affiliates. All Confidential Information relating to the business of the Company and its Affiliates that you shall develop, conceive, produce, prepare, use, construct or observe during your employment shall be and remain the sole property of the Company or the relevant Affiliate. You further agree that upon the termination of your employment (irrespective of the time, manner or circumstances of termination), you will surrender and deliver to the Company all Confidential Information, including but not limited to work papers, memoranda, lists, books, records and data of every kind, as well as any copies thereof, relating to or in connection with the Company’s and its Affiliates’ Confidential Information and business. It is understood that you may be required to disclose Confidential Information pursuant to subpoena, other court process, at the direction of governmental or self-regulatory agencies or otherwise as required by law.

D.	You recognize that you are being placed in a position of trust and confidence, and as such, will not, directly or indirectly, during your employment or thereafter, defame, disparage, libel or slander the Company or its Affiliates, and will not during your employment or thereafter, directly or indirectly, contact, respond to any request from, or discuss, criticize, defame, disparage, libel or slander the Company or any Affiliates, employees, or agents, to the media (print, television, or otherwise, whether on or off the record). The foregoing sentence is not intended to interfere with your ability to exercise any right under the National Labor Relations Act or to truthfully answer questions under oath or pursuant to government or judicial compulsion.

E.	You acknowledge that in the event of a breach or a threatened breach by you or your obligations hereunder, the Company and its Affiliates will not have an adequate remedy at law. You acknowledge that the Company and its Affiliates conduct their business worldwide and that a business competitive with that of the Company may be carried on anywhere in the world as a result of the unique use by such business of telephonic or other advanced communications techniques. Therefore, you acknowledge that the geographical application of this paragraph is reasonable under the circumstances. In the event of any such breach or threatened breach by you, the Company and its Affiliates shall be entitled to specific performance of the restrictive covenants herein or such equitable and injunctive relief, without proof of special damages or the posting of any bond or other security, as may be available to restrain you and any business, company, partnership, individual, corporation or entity participating in such breach or threatened breach from the violation of the provisions hereof. The Company and its Affiliates will be entitled to seek such relief, without the posting of any bond or other security, in court pursuant to Section 7502(c) of the New York Civil Practice Law and Rules, or any successor provision thereto. Nothing herein shall be construed as prohibiting the Company or any Affiliate from pursuing any other remedies available at law or in equity for such breach or threatened breach in any dispute.

F.	If and only if you did not enter into the Dispute Resolution Policy or the Dispute Resolution Policy is otherwise inapplicable to you, then any disputes, differences, claims, or controversies arising at any time under this Offer Letter or relating to your employment shall, to the maximum extent permitted by applicable law, be brought before, settled, and finally determined by, a court of competent jurisdiction in the Borough of Manhattan, New York City, New York, and such court shall have exclusive jurisdiction over any such dispute or action. THE PARTIES EXPRESSLY WAIVE THEIR RIGHT TO ANY TRIAL BEFORE JURY and, to the maximum extent permitted by applicable law, the parties waive any right to seek special, exemplary, multiple, or punitive damages or penalties or amounts in the nature of special, exemplary, multiple, or punitive damages or penalties, or any other damages that are not solely compensatory in nature, regardless of the nature or form of the claim or grievance that has been submitted to the court. The parties also agree that, unless otherwise limited by court order, the scope of discovery is as follows: (i) parties may obtain discovery regarding any non-privileged matter that is relevant to any party’s claim or defense—including the existence, description, nature, custody, condition, and location of any documents or other tangible things and the identity and location of persons who know of any discoverable matter; (ii) for good cause, the court may order discovery of any matter relevant to the subject matter involved in the action; (iii) relevant information need not be admissible at the trial if the discovery appears reasonably calculated to lead to the discovery of admissible evidence; (iv) depositions will be limited to no more than five a side of not more than seven hours each, unless a court orders otherwise for good cause; and (v) with respect to all discovery, on motion or on its own, the court must limit the frequency or extent of discovery otherwise allowed if it determines that: (A) the discovery sought is unreasonably cumulative or duplicative, or can be obtained from some other source that is more convenient, less burdensome, or less expensive; (B) the party seeking discovery has had ample opportunity to obtain the information by discovery in the action; or (C) the burden or expense of the proposed discovery outweighs its likely benefit, considering the needs of the case, the amount in controversy, the parties’ resources, the importance of the issues at stake in the action, and the importance of the discovery in resolving the issues.

G.	All compensation (other than your Salary prorated to your termination date) shall be earned and payable only if you are employed by the Company at the time payment is made. Any compensation (other than your Salary prorated to your termination date) paid to you subsequent to the termination of your employment shall be subject to your execution of a general unconditional release in favor of the Company and its Affiliates in a form satisfactory to the Company.

H.	This Offer Letter may not be assigned, in whole or in part, by either party hereto without the prior written consent of the other party (any purported assignment hereof in violation of this provision being null and void); however, you hereby consent that this Offer Letter may be assigned without recourse, at any time and/or from time to time, in whole or in part, by the Company to any Affiliate or any successor in interest of the Company or any Affiliate. This Offer Letter may be executed in various counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument and shall be governed by and construed in accordance with the laws of the State of New York, without giving effect to the principles of conflicts of laws thereof. The invalidity or unenforceability of any particular provision of this Offer Letter shall not affect the other provisions, and this Offer Letter shall be construed in all respects as if such invalid or unenforceable provisions were omitted. In the event that a court of competent jurisdiction shall determine that any covenant set forth in this Offer Letter is impermissibly broad in scope, duration or geographical area, or is in the nature of a penalty, then the parties intend that such court should limit the scope, duration or geographical area of such covenant to the extent, and only to the extent, necessary to render such covenant reasonable and enforceable, and enforce the covenant as so limited. For the avoidance of doubt, nothing in this Offer Letter is intended to prevent or restrict you from communicating with or otherwise reporting possible violations of federal, state, or local law or regulation as protected under applicable whistleblower provisions or other laws to any government agency or entity (such as the SEC, U.S. Equal Employment Opportunity Commission, or National Labor Relations Board).

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